Exhibit 4.6

AMENDMENT NO. 1 TO UNIT PURCHASE OPTION

This AMENDMENT NO. 1, dated as of March 19, 2021 (the “Amendment”), is made by and among Newborn Acquisition Corp., a Cayman Islands exempted company (the “Company”), NB Merger Corp., a Delaware corporation (the “Purchaser”) and Chardan Capital Markets, LLC (“Chardan”). Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the UPO (as defined below).

WHEREAS, on February 13, 2020, the Company sold to Chardan a Unit Purchase Option (“UPO”), pursuant to which Chardan (or its designees) were granted the option to purchase up to a total of 316,250 of the Company’s Units, exercisable, in whole or in part, at a price of $11.50 per Unit, and subject to the other terms set forth in the UPO (a copy of which is attached hereto as Exhibit A);

WHEREAS, Section 9.1 of the UPO provides that the UPO may be amended by the Company and Chardan without the approval of any of the Holders to make any other provisions in regard to matters or questions arising under the UPO that the Company and Chardan may deem necessary or desirable and that the Company and Chardan deem shall not adversely affect the interest of the Holders;

WHEREAS, in connection with the Company’s Business Combination, the Purchaser wishes to succeed to the Company’s obligations under the UPO and assume the covenants of the Company contained in the UPO, and the Company and Chardan agree that this succession and assumption does not adversely affect the interests of the Holders.

NOW THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

Section 1. Amendments to the UPO. From and after the date hereof, all references to “Newborn Acquisition Corp.” set forth in the UPO shall be deemed to be references to “NB Merger Corp.”, and the Purchaser shall be deemed to be the successor-in-interest to the Company for all purposes with respect to the UPO.

Section 2. Assumption of Covenants. By entering into this Amendment, the Purchaser hereby agrees that it has read and understands the covenants of the Company set forth in the UPO, and agrees to assume responsibility under any such covenants from and after the date hereof.

Section 3. Adjustment of UPO. In accordance with Section 6.1.3 of the UPO, the UPO shall be exercisable for one share of common stock, par value $0.0001 per share, of the Purchaser (“Purchaser Common Stock”), one-tenth of one share of Purchaser Common Stock into which each Right was automatically converted, and one Warrant (as assumed by the Purchaser and adjusted pursuant to Section 4.5 of such Warrant) (together, a “Purchaser Unit”) for each Unit issuable upon exercise of the UPO immediately prior to the date hereof, at the Exercise Price of $11.50 per Purchaser Unit, subject to the adjustments provided in the UPO.

Section 4. Miscellaneous.

(a) Effectiveness. This Amendment shall become effective as of the date first above written.

(b) Continued Effectiveness of the UPO. Except as expressly amended herein, all terms and provisions of the UPO (including the exhibits thereto) are and shall continue to be in full force and effect.

(c) Governing Law. This Amendment shall be governed and construed in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

(d) Counterparts. This Amendment may be executed by the parties hereto in any number of separate counterparts and delivered electronically or via facsimile, each such counterpart (whether delivered electronically, via facsimile or otherwise), when executed, shall be deemed an original and all of which together constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date first above written.

NEWBORN ACQUISTION CORP.

By:	/s/ Wenhui Xiong
	Name:	Wenhui Xiong
	Title:	Chief Executive Officer

NB MERGER CORP.

By:	/s/ Wenhui Xiong
	Name:	Wenhui Xiong
	Title:	President

Acknowledged and Agreed to by:

CHARDAN CAPITAL MARKETS, LLC

By:	/s/ George Kaufman
Name: George Kaufman
Title: Partner and Head of Investment Banking

[signature page to Amendment No. 1 to Unit Purchase Option]